SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2014
(Exact name of registrant as specified in its charter)
UNION BANKSHARES, INC.

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
Vermont	001-15985	03-0283552

(Address of principal executive offices)		(Zip Code)
20 Main St., P.O. Box 667		05661-0667
Morrisville, VT

Registrant's telephone number, including area code: (802) 888-6600

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◦	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◦	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◦	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◦	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 2, 2014, Union Bank (the “Bank”), a wholly-owned subsidiary of Union Bankshares, Inc. (the “Company”), entered into Change in Control Agreements (the “Change in Control Agreements” or the “Agreements”) with the following executive officers of the Company and/or the Bank:

Name	Title(s)

David S. Silverman	President and Chief Executive Officer of the Company and the Bank

Karyn J. Hale	Vice President, Treasurer and Chief Financial Officer of the Company and Senior Vice President and Treasurer of the Bank

Jeffrey G. Coslett	Vice President of the Company and Senior Vice President of the Bank

Under the Change in Control Agreements, a covered executive will be entitled to certain severance benefits in the event of termination of the executive’s employment (i) without cause or by the executive for good reason (both as defined in the Agreements) within two years following the occurrence of a change in control of the Company (as defined in the Agreements) or (ii) without cause within 180 days prior to a change in control, if such termination was at the request of the acquiring entity. In general, termination of the executive’s employment following a change in control due to death, disability or voluntary retirement would not trigger the payout of severance benefits.

Under the Change in Control Agreements, upon a qualifying termination of employment, the covered executive officers would be entitled to receive, in a lump sum paid by the Bank or its successor, the following amounts:

•
Two (2) times for Mr. Silverman and one (1) time for Ms. Hale and for Mr. Coslett, the sum of (i) the executive’s annual base salary (as defined in the Agreement) and (ii) his or her annual cash bonus amount (as defined in the Agreement); and

•
An amount equal to the employer contributions made for the executive’s account for the last completed plan year under the Bank’s 401(k) and profit sharing plan, including employer matching contributions, safe harbor contributions and profit sharing contributions.

In addition, the Change in Control Agreements require the Bank or its successor to continue to pay for the executive’s health insurance coverage for a period of two (2) years for Mr. Silverman and one (1) year for the other executive officers after a qualifying termination, and to pay for outplacement services for each terminated executive for ninety (90) days, in an amount of up to $5,000.

The contractual severance benefits are in addition to any other compensation and benefits to which the terminated executive may be entitled under any other compensation plan or arrangement.

Terminated executives are required to sign a waiver and release of all claims against the Bank and its affiliates and the acquiring or successor entity as a condition to receiving the contractual severance benefits.

The Agreements provide for the automatic scaleback of payments to the extent necessary to avoid the imposition of excise taxes on “excess parachute payments” under the Internal Revenue Code.

The Change in Control Agreements require the executives to observe certain non-competition, non-solicitation and non-disparagement covenants in favor of the acquiring entity for specified periods following payout of contractual severance benefits.

The foregoing summary of the Change in Control Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, filed as Exhibits 10.1 and 10.2 to this Report and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following Exhibits are filed herewith:

Exhibit 10.1 Change in Control Agreement, dated June 2, 2014, by and between Union Bank and David S. Silverman

Exhibit 10.2 Change in Control Agreement, dated June 2, 2014, by and between Union Bank and Karyn J. Hale*

*The Change in Control Agreement with Mr. Coslett is in the same form as Ms. Hale’s Agreement and is therefore omitted from this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Bankshares, Inc.

June 4, 2014	/s/ David S. Silverman
David S. Silverman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.1 Change in Control Agreement, dated June 2, 2014, by and between Union Bank and David S. Silverman

Exhibit 10.2 Change in Control Agreement, dated June 2, 2014, by and between Union Bank and Karyn J. Hale